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                                                                       EXHIBIT 6

                              CONVERTIBLE SECURED
                                PROMISSORY NOTE



$1,000,000                                     Memphis, Shelby County, Tennessee
                                                                    May 13, 1997

          This PROMISSORY NOTE (this "Note") is executed as of this 13th day of May, 1997, by Interactive Entertainment Limited, a Bermuda exempted company ("IEL"), whose address is c/o Harrah's Interactive Entertainment Company, 1023 Cherry Road, Memphis, Tennessee 38117 (facsimile no.: 901-762-8914), in favor of Harrah's Interactive Investment Company, a Nevada corporation ("HIIC" or "Holder"), whose legal address is 1023 Cherry Road, Memphis, Tennessee 38117.

          1. Promise to Pay. For value received, Maker hereby promises to pay to the order of Holder the principal sum equal to the lesser of $1,000,000 or the aggregate amounts advanced hereunder ("Loan Amount") pursuant to the terms and conditions of that certain Funding Agreement between, inter alia, Maker and Holder dated contemporaneously herewith (the "Funding Agreement") and related Financing Agreements (as defined in the Funding Agreement), together with interest thereon at the rate as hereinafter specified, all in lawful money of the United States of America which constitutes legal tender for payment of debts, public and private, at the time of payment.

          2. Interest Rate. Interest on the unpaid principal balance of this Note outstanding from the date hereof and from time to time shall be paid at a rate equal to the prime rate, plus two percent (2%) per annum ("Interest Rate"). The prime rate shall be that as published from time to time in The Wall Street Journal. Interest payable hereunder shall be calculated on a 360-day year based on the actual number of days for which any amounts payable hereunder remain outstanding.

          3. Maturity Date. The "Maturity Date" shall mean June 21, 1997. The entire outstanding principal balance of this Note, together with all accrued but unpaid interest, shall, if not previously paid (including by way of conversion into Shares (as herein defined) pursuant to Section 7 hereof), be finally due and payable on the Maturity Date.

          4. Payment Schedule. Interest shall accrue on the outstanding principal balance hereunder at the Interest Rate. Payments of interest only shall be payable by withholding amounts equal to accrued and unpaid interest from each advance hereunder subsequent to the initial advance until the Maturity Date, at which time the entire outstanding principal balance of this Note together with all accrued but unpaid interest hereunder shall, if not previously paid, be fully due and payable.

          5. Prepayment Privilege. Maker shall have the right to prepay all or any portion of the Loan Amount, plus an accrued and unpaid interest thereon, at any time; provided, however, that Maker shall give Holder at least five (5) days' prior written notice of any proposed prepayment.

          6. Security. The obligations of Maker under this Note shall be secured by the Security Agreement dated as of the date hereof attached as Exhibit E to the Funding Agreement and guaranteed by the Guaranty dated as of the date hereof attached as Exhibit C to the Funding Agreement, and any and all other documents which may be delivered in connection with the granting or perfection of such security or which may secure this Note from time to time (collectively, the "Security Documents"). Maker agrees to take such other
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action and execute such other documents as may be requested by Holder to perfect its security interest in such collateral.

          7. Conversion. Effective immediately upon consummation of the amalgamation of IEL and SGI Holding Corporation Limited ("SGIH"), the outstanding Loan Amount and accrued interest due hereunder as of the date of such amalgamation (the "Outstanding Amount") shall automatically convert into the number of shares of common stock, par value Cdn$.01 per share, of SGI ("Shares") at the conversion price per Share of $1.00 (the "Conversion Price") without any further action required by either Maker or Holder.

          In the event of any capital reorganization or reclassification of the Shares, any consolidation or merger of Maker with or into a corporation, limited partnership, limited liability company or other entity or any sale, lease or other disposition of all or substantially all of the assets of Maker, that is effected in such a manner that holders of Shares are entitled to receive securities and/or property (including cash) with respect to or in exchange for Shares and that does not result in a prepayment by Maker pursuant to Section 5, Maker shall, as a condition precedent to such transaction, cause effective provision to be made so that Holder, or an affiliate of Holder, shall have the right thereafter to convert this Note for the kind and amount of securities and/or other property receivable upon such event by a holder of the number of Shares for which this Note could have been converted immediately prior to such event.

          In the event that SGI shall at any time prior to the exercise of the conversion of the Note, (i) pay a dividend in Shares or make a pro rata distribution to all of its shareholders in Shares, (ii) subdivide its outstanding Shares into a greater number of Shares, or (iii) combine its outstanding Shares into a smaller number of Shares, the Conversion Price in effect immediately after the record date for such dividend or distribution or the effective date of such subdivision or combination shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, the numerator of which shall be the number of Shares outstanding immediately before such dividend, distribution, subdivision or combination, and the denominator of which shall be the number of Shares outstanding immediately after such dividend, distribution, subdivision or combination. Such adjustments shall be made successively whenever any event specified above shall occur.

          8. Application of Payments. All payments hereunder shall be applied first to the payment of late charges on defaulted payments as hereinafter provided; second, to the payment of accrued and unpaid interest on the principal of this Note, including interest accrued at the Default Rate as hereinafter provided; and third, to the reduction of principal of this Note.

          9. Default Interest Rate and Late Charge on Defaulted Payments. Any payment not make within five (5) days after the same is due hereunder, and including the entire balance of principal, interest and other sums due upon the maturity hereof, by acceleration or otherwise, shall bear interest at three percent (3%) above the then current Interest Rate ("Default Rate"), such interest to accrue from the date due until paid. In addition, a late charge of four cents ($.04) per dollar shall be due and payable on all sums not paid when due but not on any sums due by reason of acceleration.

          10. Default. Each of the following shall constitute an "Event of Default" under this Note:

          (a) the failure of Maker to pay in full any amount due hereunder by the date the same is due, as provided herein, and such failure shall continue for five (5) days after written notice from Holder to Maker of such failure, or Maker's failure to pay in full any amount due hereunder upon maturity of this Note, by acceleration or otherwise;

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          (b)  the failure of Maker to perform, satisfy and observe in all material respects, when due, any of the obligations, covenants, conditions and restrictions under the Financing Agreements or the failure of any representations and warranties thereunder to be true and correct in any material respect, not involving the payment of money, and such failure shall continue for fifteen (15) days after written notice from Holder to Maker of such failure, or if said failure cannot reasonably be cured within said fifteen (15)-day period, Maker shall not have pursued the cure with reasonable diligence and shall not have cured such failure within sixty (60) days after the written notice from Holder to Maker or SGI and SGIH described above;

          (c) an uncured default by Maker shall exist under the Security Documents; or

          (d) an uncured default by either or both of SGI or SGIH shall exist under any of the Financing Agreements.

          11. Right to Accelerate on Event of Default. Upon any uncured Event of Default hereunder, the entire balance of principal, accrued interest, and any other sum owing hereunder shall, at the option of Holder, become at once due and payable without prior notice or demand.

          12. Waivers of Demand, etc. Maker and all parties now or hereafter liable for the payment hereof, primarily or secondarily, directly or indirectly, and whether as endorser, guarantor, surety, or otherwise, severally waive demand, presentment, notice of dishonor or nonpayment, protest and notice of protest, and diligence in collecting, and consent to extensions of time for payment, renewals of this Note and acceptance of partial payments, whether before, at, or after maturity, all or any of which may be made without notice to any of said parties and without affecting their liability to Holder.

          13. Costs of Collection. Maker and all parties now or hereafter liable for the payment hereof agree, jointly and severally, to pay all costs and expenses, including reasonable attorneys' fees, incurred in collecting this Note or any part thereof.

          14. No Usury Payable. The provisions of this Note and of all Agreements between Maker and Holder are hereby expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to Holder for the use, forbearance, or retention of the Loan Amount ("Interest") exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, the performance or fulfillment of any provision hereof or of any other agreement between Maker and Holder shall, at the time performance or fulfillment of such provision shall be due, exceed the limit for Interest prescribed by law, then, ipso facto, the obligation to be performed or fulfilled shall be reduced to such limit. If, from any circumstance whatsoever, Holder should ever receive as Interest an amount which would exceed the highest lawful rate, the amount which would be excessive Interest shall be applied to the reduction of the principal balance owing hereunder (or, at Holder's option, or if no principal shall be outstanding, be paid over to Maker) and not to the payment of Interest.


          15. Severability of Provisions. If any provision hereof shall, for any reason and to any extent, be invalid or unenforceable, then the remainder of the instrument in which such provision is contained, the application of the provision to other persons, entities or circumstances, and any other instrument referred to herein shall not be affected hereby but instead shall be enforceable to the maximum extent permitted by law.

          16. Successors to Maker or Holder. The term "Maker" as used herein shall include the original maker of this Note and any party who may subsequently become primarily liable for the payments hereof. The term "Holder" as used herein shall mean the original payee of this Note or, if this Note is transferred, the then

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holder of this note, provide that this Note shall not be transferred, negotiated or assigned, except to an Affiliate of Holder, without the prior consent of Maker, which consent shall not be unreasonably withheld, and, until written notice is given to IEL designating another party as Holder, Maker may consider the Holder to be the original payee or the party last designated as Holder in a written notice to IEL. As used herein "Affiliate" is any person or entity which controls a party to the Financing Agreements, which that person controls, or which is under common control with that party. "Control" means the power, direct or indirect, to direct or cause the direction of the management and policies of a person or entity through voting securities, contract or otherwise.

     17. Notices. All notices and other communications to be delivered or made under this Note shall be in writing, signed by the party giving the same, and shall be deemed properly given and shall be effective (i) five (5) business days after mailed, if sent by registered or certified mail, postage prepaid, (ii) when actually received or delivery is refused, if delivered personally or delivered by courier, (iii) upon the first business day following confirmed transmission, if transmitted by facsimile; provided such notice or communication is also mailed in accordance with the foregoing requirement within two (2) days of delivery by facsimile to the address set forth in the first paragraph of this Note, or to such other address as a party may designate by written notice to the other party.

     18. Captions for Convenience. The captions to the Sections hereof are for convenience only and shall not be considered in interpreting the provisions hereof.

     19. Governing Law. Regardless of the place of its execution, this Note shall be construed and enforced in accordance with the laws of the State of Tennessee.

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                         MAKER:

                         INTERACTIVE ENTERTAINMENT LIMITED

                         By:  /s/ Malcolm P. Burke
                              --------------------
                         Its: Vice President
                              --------------

                         HOLDER:

                         HARRAH'S INTERACTIVE INVESTMENT COMPANY

                         By:  /s/ John M. Boushy
                              ------------------
                         Its: Senior Vice President
                              ---------------------


                         AGREEMENT AND ACKNOWLEDGMENT

     Sky Games International Ltd., a Bermuda exempted company ("SGI"), hereby acknowledges that the Outstanding Amount under this Note may convert into shares of common stock, Cdn$.01 per share ("Shares"), of SGI under certain circumstances and hereby agrees to issue Shares in accordance with the terms of this Note in the event of any such conversion.

                         SKY GAMES INTERNATIONAL LTD.

                         By:  /s/ Malcolm P. Burke
                              --------------------
                         Its: President
                              ---------


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